Exhibit 99.1

USANA Health Sciences Announces CEO Transition Plan

SALT LAKE CITY--(BUSINESS WIRE)--February 13, 2023--USANA Health Sciences, Inc. (NYSE: USNA) today announced that consistent with the Company’s planned succession strategy, Kevin Guest, USANA’s Chief Executive Officer (CEO) since 2015 and Chairman of the Board since 2020, will transition to the role of Executive Chairman of the Company, effective July 1, 2023. At that time, Jim Brown, USANA’s current President, will be named CEO of the Company.

“It has been my great privilege to be part of USANA for over 30 years and to serve as CEO of this remarkable company for the last 8 years. I express my sincere appreciation for, and confidence in, USANA’s extraordinary management team, employees and Associates for their relentless work in advancing USANA’s position as one of the foremost leaders in health and wellness. I look forward to my new role as Executive Chairman of the Company, where I will continue to be deeply involved in setting and advancing the Company’s strategy and mission.”

“During his tenure with USANA, Kevin’s leadership, contributions, and passion for USANA’s mission and values have been immeasurable,” said Gilbert Fuller, lead independent director of USANA’s Board of Directors. “As we move through this planned leadership transition, we look forward to Kevin’s ongoing involvement with the Company as Executive Chairman, where his leadership, experience, and judgment will continue to guide and benefit the Company and its stakeholders.”

Mr. Fuller continued, “We are also excited to name Jim Brown as USANA’s next CEO. Jim has been an integral part of USANA’s leadership team for over 15 years. For the last six years, Jim has served as President of the Company, where he has led the Company’s sales and operations functions. Prior to serving as President, Jim served as the Company’s Chief Operating Officer and, before that, Chief Production Officer, where he advanced USANA’s position as a leader in operations and manufacturing. In each of his leadership roles, Jim has proven to be a strategic, passionate, and effective leader. We are confident that USANA will continue to thrive and grow under his leadership and are excited about the future.”

“I have worked closely with Jim for most of my career at USANA, and have learned and benefitted from his extraordinary dedication, judgment and passion for USANA’s business and mission,” said Mr. Guest. “The Board and I have full confidence in his ability to lead USANA into its next chapter of growth.”

Commenting on his appointment, Mr. Brown said, “I am honored by the trust the Board has placed in me to lead USANA and believe the future is bright for our remarkable company. I am grateful for Kevin’s leadership; it has been my privilege to work with and learn so much from him. I look forward to building upon USANA’s strong foundation and working with our management team, employees and Associates to grow the Company’s business through bringing our best-in-class nutritional products to more individuals and families around the world.”

About USANA

USANA develops and manufactures high-quality nutritional supplements, health foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Contacts

Investor contact:
Andrew Masuda
Investor Relations
(801) 954-7210
investor.relations@usanainc.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280